SMITH CORONA CORPORATION
                       65 LOCUST AVENUE
                NEW CANAAN, CONNECTICUT  06840





                       February 3, 1995



  PERSONAL AND CONFIDENTIAL

  Mr. G. Lee Thompson
  27 Bank Street
  New Canaan, CT 06840

  Dear Mr. Thompson:

    In order to assure the continuity of your contribution to Smith Corona Corporation (the "Company"), the Company will provide you with the following severance benefits in the event that your employment with the Company is terminated as described herein:

         1. Following your Involuntary Termination of Employment (as hereinafter defined) with the Company, before or after a Change-in-Control (as hereinafter defined), the Company shall pay you an amount equal to your annual rate of base pay in effect on the date of cessation of employment (the "Termination Date") for a period of 2.99 years following such termination of employment with the Company ("Severance Pay"). Such Severance Pay shall be paid to you in accordance with the established pay periods for salaried employees of the Company in effect from time to time. For purposes hereof, the term "Involuntary Termination of Employment" shall mean termination of your employment with the Company for any reason, (including your voluntary termination of employment for Good Reason (as hereinafter defined) within the ninety (90) day period commencing on the ninety-first (91st) day following the first occurrence of an event constituting Good Reason (a "Good Reason Termination")), other than (i) for Cause, (ii) your death,
  (iii) your permanent disability, (iv) your voluntary retirement or (v) your resignation (other than a Good Reason Termination.) "Cause" shall mean a material breach of, or willful misconduct in, the performance of your duties as an employee of the Company; employment by a firm not affiliated with the Company while you are employed by the Company; theft, embezzlement, bribery or other act of comparable dishonesty or disloyalty or breach of trust against the Company; or the conviction of a felony. "Voluntary Termination of Employment" shall mean voluntary retirement or resignation. "Good Reason" shall mean reduction in your base compensation or in your incentive compensation target opportunities, substantial curtailment of your status or responsibilities, or your forced relocation of more than 35 miles (whether or not any other executives are requested to relocate). The fact that SCO ceases to be publicly held, in and of itself, shall not be deemed "substantial curtailment of your status or responsibilities" within the meaning of this Agreement. "Change-in-Control" shall be deemed to have occurred if (a) any "person" (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of
  1934), excluding HM Holdings, Inc., is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Company representing 51% or more of the combined voting power of the Company's then outstanding securities; or (b) if, at any time, a majority of the members of the board have been elected or designated by any "person" (including, without limitation, any persons or entities affiliated with such person but excluding, without limitation, HM Holdings, Inc. and/or any entity controlling, under common control with or controlled by HM Holdings, Inc. This continuation of salary will not be applicable if you obtain employment, or enter into any personal service arrangement, which would result in your providing services that would relate directly or indirectly to the business of providing equipment and/or supplies for the small office/home office market on behalf of a competitor of SCO or its successor.

         2. Upon your Voluntary or Involuntary Termination of Employment, the Company shall pay you for all accrued vacation time in the current year calculated in accordance with Company policy. Such vacation pay shall be paid to you by the Company in one lump sum in the pay period immediately following the Termination Date. Additional vacation time shall not accrue for the period you are receiving Severance Pay from the Company.

         3.  Your participation in the Company's Group
  Major Medical Insurance Program and Group Life Insurance
  Program shall continue following your Termination of Employment during the period that you are receiving
  Severance Pay from the Company, subject to the provisions of such Company Programs, including provisions relating to COBRA.

         4. Upon your Voluntary or Involuntary Termination of Employment, you will be entitled to participate in the Company's Salaried Employees' Retirement Pension Plan in accordance with the provisions of that Plan. For the purpose of service and credited service under such Plan, service attributable to the severance period shall be counted only for the period for which you would have received severance in accordance with the terms of such Plan. Your participation in all other benefit plans and programs of the Company shall cease as of the Termination Date, except as specifically provided in paragraph 3 above and paragraph 5 below.

         5. Upon your Voluntary or Involuntary Termination of Employment, you will be entitled to receive pension benefits as a participant in the Smith Corona Corporation Supplemental Executive Retirement Plan ("SERP"). As you know, in July 1990 the Compensation and Benefits Committee, as the Plan Administrator, awarded you three (3) years of Adjusted Credited Service and three (3) years of Adjusted Age under Section 4.4 of the SERP.

         6. The Company will provide you, at its sole cost and expense up to a maximum of $25,000, with outplacement assistance at a firm selected by the Company following your Termination of Employment during the period that you are receiving Severance Pay from the Company. At your option and in lieu of the Company's obligations to provide you with outplacement assistance, the Company will pay you $25,000 as soon as practicable after you make such an election and communicate your election to the Company.

         7. Notwithstanding anything in the foregoing to the contrary, if any of the payments provided for in this Agreement, together with any other payments which you have the right to receive from the Company or any corporation which is a member of an "affiliated group" (as defined in Section 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code"), without regard to Section 1504(b) of the Code) of which the Company is a member, would constitute a "parachute payment" (as defined in Section 280(G)(2) of the Code), the Severance Pay to be made pursuant to this Agreement shall be reduced to the largest amount as will result in no portion of such payments being subject to the excise tax imposed by Section 4999 of the Code; provided, however, that the determination as to whether any reduction in the payments under this Agreement pursuant to this proviso is necessary shall be made by the Company in good faith.

         8. The parties hereto hereby agree that the calculations of Deloitte & Touche LLP attached hereto as Exhibit A and made a part hereof, setting forth change in control calculations as of March 1, 1995 and as of December 1, 1994, are a true and correct estimate of such figures as of such dates. Each party affirms that such party is not presently aware of any other facts or circumstances which would render the figures on Exhibit A incorrect.

         9. This Agreement, upon your acceptance in the space provided below, shall be a binding contract to be governed by and construed in accordance with the laws of the state of Connecticut and it shall supersede and replace all prior agreements and understandings between the parties.

         As the terms described above exceed normal Company policy regarding employee separation, it is understood that this Agreement sets forth the entire agreement between the Company and you and supersedes any and all prior agreements and understandings, whether oral or written, relating to the subject matter hereof; that your acceptance of these arrangements is a compromise and settlement of any and all claims which you may have against the Company; and that you release the Company from any liability other than that which the Company has agreed to above.

         If the foregoing is acceptable to your please sign both copies of this Agreement in the space indicated below and return one executed copy to the undersigned at your earliest convenience.


                        Very truly yours,

                        SMITH CORONA CORPORATION



                        By:
                             Richard R. West
                             Chairman, Compensation
                             and Benefits Committee
                             of Board of Directors


  I accept and agree to the
  foregoing terms and conditions.




  G. Lee Thompson


  ___________________________
  Date